UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 22, 2013 (July 16, 2013)

EQT Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35574	37-1661577
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 Liberty Avenue Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (412) 553-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

Underwriting Agreement

On July 16, 2013, EQT Midstream Partners, LP (“Partnership”) entered into an Underwriting Agreement (“Underwriting Agreement”) by and among the Partnership, EQT Midstream Services, LLC, the general partner of the Partnership (“General Partner”), and Equitrans Investments, LLC (“Equitrans Investments” and, together with the Partnership and the General Partner, the “Partnership Parties”), and Citigroup Global Markets Inc., as representative of the several underwriters named in Schedule I thereto (“Underwriters”), providing for the offer and sale by the Partnership (“Offering”), and purchase by the Underwriters, of 11,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $43.50 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,650,000 Common Units (“Option Units”) to cover over-allotments, if any, on the same terms.  On July 17, 2013, the Underwriters exercised in full their option to purchase the additional 1,650,000 Common Units.

The Offering is registered under the Securities Act of 1933, as amended (“Securities Act”), pursuant to a shelf registration statement on Form S-3 (Registration No. 333-189719) (“Registration Statement”), which became effective automatically upon filing with the Securities and Exchange Commission on July 1, 2013.  The Offering was made under the prospectus supplement dated July 16, 2013 (“Prospectus Supplement”), and the accompanying prospectus, dated July 1, 2013, constituting a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on July 22, 2013, and the Partnership received net proceeds from the sale of Common Units in the Offering (including exercise of the Underwriters’ option to purchase additional Option Units) of approximately $529 million, after deducting underwriting discounts and commissions and estimated expenses.

As more fully described under the caption “Underwriting” in the Prospectus Supplement, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for the Partnership, EQT Corporation (“EQT”) and their respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses.

The foregoing description and the description contained in the Prospectus Supplement are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference. Legal opinions relating to the Common Units are included as Exhibits 5.1 and 8.1 to this Current Report.

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On July 22, 2013, the Partnership completed the previously announced merger of Sunrise Pipeline, L.L.C., a wholly owned subsidiary of EQT, with and into Equitrans, L.P., a wholly owned subsidiary of the Partnership (“Merger Transaction”).

The aggregate consideration paid by the Partnership to EQT in connection with the Merger Transaction was approximately $540 million, consisting of (i) a $507.5 million cash payment, (ii) 479,184 common units of the Partnership and (iii) 267,942 general partner units of the Partnership. The cash portion of the purchase price was funded with the net proceeds from the Offering.

Following the Offering and Merger Transaction, EQT owns a 44.6% equity interest in the Partnership, which includes 3,443,902 common units, 17,339,718 subordinated units, and, through EQT’s ownership of the Partnership’s General Partner, 975,686 general partner units.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 2.01 to this Current Report is hereby incorporated by reference into this Item 3.02.  The common units and general partner units discussed in Item 2.01 above were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of July 16, 2013, by and among the Partnership, the General Partner, Equitrans Investments and the Underwriters named therein.
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC,
its general partner

By:	/s/ Philip P. Conti
Philip P. Conti
Senior Vice President and Chief Financial Officer

Date:  July 22, 2013

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of July 16, 2013, by and among the Partnership, the General Partner, Equitrans Investments and the Underwriters named therein.
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8.1	Opinion of Baker Botts L.L.P. relating to tax matters.